AMENDMENT #1 TO SALES AGENCY AGREEMENT

This Amendment #1 (“Amendment #1”) to Sales Agency Agreement (the “Agreement”), dated as of September 27, 2010, by and between deltathree, Inc., a Delaware corporation (“Inc.”), DME Solutions, Inc., a New York corporation (“DME”), Delta Three Israel, Ltd., an Israeli corporation (“Delta Three Israel”, and together with Inc. and DME are collectively referred to herein as “deltathree”), and LKN Communications, Inc., doing business as ACN, Inc. (“ACN”), a Michigan corporation, is dated as of January 26, 2011. All terms used but not defined herein shall have the meaning provided to such terms in the Agreement.

Recitals:

WHEREAS, pursuant to the Agreement deltathree provides the Mobile Applications to the ACN Customers; and

WHEREAS, the parties wish to amend the Agreement in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing Recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  The following shall be added to Section 5 of the Agreement:

 “(o) Inc. will not block the phone number (the “Number”) entered by an ACN Customer when signing up for the Service as the phone number for the mobile phone (the “Phone”) on which such ACN Customer will download and utilize the Mobile Applications from appearing to a recipient of a call from the Phone as the phone number for such Phone, until such time as deltathree receives written notification from ACN requesting that deltathree so block the Number or deactivate an account for a violation of  ACN customer terms and conditions; ACN’s Policy and Procedures Manual for ACN Representatives and/or other violations of a customer or Representative of a federal, state and local law, and then promptly thereafter; and

 (p) Inc. shall use its best efforts to assist ACN with resolving customer service issues, provided that deltathree reasonably determines that such resolutions requested by ACN are not unreasonable or unduly burdensome (either financially or in regards to the amount of time and effort that would be required) for Inc.  To the extent that the cost, expense and/or other burden that deltathree would incur for a resolution is what Inc. deems to be unduly burdensome, Inc. shall notify ACN of the cost, expense and/or other burden and allow ACN the opportunity to elect to compensate Inc. for such cost, expense and/or other burden.”

2.  The following is hereby inserted as Section 11(d) of the Agreement:

“ACN hereby agrees to indemnify and hold harmless each Inc. Indemnified Person from and against all liability and damages which any Inc. Indemnified Person may sustain, incur or assume as a result of any allegation, claim, civil or criminal action, proceeding, charge or prosecution which may be alleged, made, instituted or maintained against any Inc. Indemnified Person arising out of, resulting from or based upon deltathree not blocking the Numbers from appearing to a recipient of a call from a Phone as the phone number for such Phone, except where such allegation, claim, action, proceeding, charge or prosecution is the result of deltathree’s gross negligence, including but not limited to deltathree’s failure to comply with Section 5(o)(i) above.”

3.  Section 18(j) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Survival.  The provisions of Sections 3(d)-(e), 4(b), 4(h), 5(c)-(e), 5(k), 5(n)-(p), 8, 10, 11 and 18 shall survive the termination of this Agreement for as long as there are active ACN Customers.”

4.           The following shall be added to Section 18 of the Agreement:

           “(k)           Trademark License.  ACN hereby grants to Inc., subject to the terms of this Agreement, a limited, non-exclusive, non-transferable, non-sublicensable, license to use and display ACN trademarks and tradenames (together, the “Marks”), as identified by ACN, in or on promotional material and the on-line branded web site, provided such use is reasonably necessary to perform as contemplated by this Agreement and has been approved by ACN.

Title to and ownership of the Marks shall remain at all times with ACN.  The license granted by ACN does not include any ownership interest in the Marks and does not include the right to modify or alter in any way any of the Marks.  Any benefits accruing from use of the Marks shall automatically vest with ACN. This limited license shall terminate immediately in the event this Agreement is terminated and use of any Marks must cease immediately upon termination, subject to Section 3(d) above.”

5.           Except as expressly provided in this Amendment #1, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment #1 as of the date first set forth above.

DELTATHREE, INC.

By:	/s/ Effi Baruch
Name: Effi Baruch
Title: CEO and President

DME SOLUTIONS, INC.

By:	/s/ Effi Baruch
Name: Effi Baruch
Title: CEO and President

DELTA THREE ISRAEL, LTD.

By:	/s/ Effi Baruch
Name: Effi Baruch
Title: CEO and President

LKN COMMUNICATIONS, INC.
d/b/a ACN, Inc.

By:	/s/ Robert Stevanovski
Name: Robert Stevanovski
Title: Chairman